EXHIBIT 4.3

                              COMBINATION AGREEMENT

             THIS COMBINATION AGREEMENT is made as of June 20, 2003,

AMONG

          ACETEX CORPORATION, a body corporate existing under the laws of
          Alberta with its head office in the City of Vancouver, in the Province of British Columbia (hereinafter called "ACETEX")

AND

          2028569 ONTARIO LIMITED, a body corporate existing under the laws of
          Ontario with its registered office in the City of Toronto, in the
          Province of Ontario (hereinafter called "ACETEX SUB")

AND

         AT PLASTICS INC., a body corporate existing under the laws of the
         Province of Ontario with its head office in the City of Brampton, in the Province of Ontario (hereinafter called "AT PLASTICS")

         WHEREAS Acetex and AT Plastics wish to propose a combination of their businesses;

         AND WHEREAS the parties hereto intend to carry out the transactions contemplated herein by way of an amalgamation of AT Plastics and Acetex Sub pursuant to which the shareholders of AT Plastics will dispose of their shares and receive shares of Acetex.

         AND WHEREAS the parties hereto have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such amalgamation;

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto do hereby covenant and agree as follows.

                                    ARTICLE 1
                                 INTERPRETATION

1.1      DEFINITIONS

         In this Agreement, unless the context otherwise requires:

"ACETEX OPTION PLAN" means the Acetex Employee Stock Option Plan, as amended and restated effective August 17, 2000;

"ACETEX SHARES" means common shares in the capital of Acetex;

"ACETEX SHAREHOLDERS" means the holders of Acetex Shares;

"ACETEX SUB" means 2028569 Ontario Limited;

"ACETEX SUBSTITUTE WARRANTS #1" and "ACETEX SUBSTITUTE WARRANTS #2" means those warrants to acquire Acetex Shares as set out in Schedule E hereto;

"ACQUISITION PROPOSAL" means any merger, amalgamation, consolidation, arrangement, business combination, recapitalization, take-over bid, sale of material assets, material sale of treasury shares or rights or interests therein or thereto (other than a public offering of treasury shares) or similar transactions involving Acetex or AT Plastics or any Material Subsidiary of
Acetex or AT Plastics, or a proposal to do so, excluding the Amalgamation;

"AMALGAMATION" means the amalgamation involving AT Plastics and Acetex Sub pursuant to the provisions of Section 175 of the OBCA, on the terms and conditions set forth in herein;

"AMALGAMATED CORPORATION" means the corporation continuing on the amalgamation of Acetex Sub and AT Plastics;

"ARTICLES OF AMALGAMATION" means the articles of amalgamation in form attached as Schedule A hereto;

"AT PLASTICS AMALGAMATION RESOLUTION" means the special resolution of AT
Plastics Shareholders approving the Amalgamation;

"AT PLASTICS CIRCULAR" means the management information circular to be prepared and sent to the AT Plastics Shareholders in connection with the AT Plastics
Meeting;

"AT PLASTICS MEETING" means the special meeting of AT Plastics Shareholders to approve the Amalgamation;

"AT PLASTICS OPTION PLAN" means the AT Plastics Employee Stock Option Plan, as amended and restated May 1, 2002;

"AT PLASTICS OPTIONHOLDERS" means the holders of AT Plastics Options;

"AT PLASTICS OPTIONS" means AT Plastics Employee Stock Options;

"AT PLASTICS SHAREHOLDERS" means the holders of AT Plastics Shares;

"AT PLASTICS SHARES" means the common shares in the capital of AT Plastics;

"AT PLASTICS SUPPORT OBLIGATIONS" means those obligations described in Schedule
F hereto

"AT PLASTICS WARRANTS" means warrants outstanding pursuant to Warrant
Certificates dated June 2, 2003 entitling Peninsula Funds III, L.P to acquire
4,240,568 AT Plastics Shares at a price of $1.57 per share and Connecticut
General Life Insurance Company; to acquire 843,113 AT Plastics Shares at a price of $.72 per share;

"AT PLASTICS WARRANTHOLDERS" means Peninsula Fund III, L.P. and Connecticut
General Life Insurance Company;

"BUSINESS DAY" means any day, other than Saturday, Sunday and a statutory holiday in the Province of Ontario;

"COMPETITION ACT" means the Competition Act, R.S.C. 1985, c. C-34, as amended;

"CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated April 5,
2003 between Acetex and AT Plastics;

"DEPOSITORY" means Computershare Trust Company, or any successor thereto;

"DIRECTOR" means the Director of Corporations appointed pursuant to Section 278 of the OBCA;

"EFFECTIVE DATE" means the date upon which the Amalgamation becomes effective under the OBCA;

"ENCUMBRANCE" includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise)
capable of becoming any of the foregoing;

"ENVIRONMENTAL APPROVALS" means all permits, certificates, licenses, authorizations, consents, instructions, registrations, directions or approvals issued or required by Governmental Entities pursuant to Environmental Laws;

"ENVIRONMENTAL LAWS" means all applicable Laws, including applicable common laws, relating to the protection of the environment and employee and public health and safety;

"GOVERNANCE ARRANGEMENTS" means the arrangements set forth in Schedule D hereto;

"GOVERNMENTAL ENTITY" means any (a) multi-national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board or authority of any of the foregoing or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"HAZARDOUS SUBSTANCE" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any applicable Environmental Law;

"LAWS" means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Entity;

"LENDER CONSENTS" means the consents of the lenders to AT Plastics to the
Amalgamation;

"LETTER OF TRANSMITTAL" means the letter of transmittal sent by AT Plastics to the AT Plastics Shareholders concurrently with the sending of the AT Plastics
Circular for the AT Plastics Meeting;

"MATERIAL ADVERSE CHANGE" or "material adverse effect" means, when used in connection with Acetex or AT Plastics, any change, effect, event, occurrence or change in a state of facts that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of such
Party and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence or change in a state of facts principally caused by a change, effect, event, occurrence or change in a state of facts in (i) the Canadian or
United States economies or financial, currency exchange, securities or commodities markets in general, (ii) the trading price of the Acetex Shares or
AT Plastics Shares, respectively, or other securities of Acetex or AT Plastics immediately following and reasonably attributable to the announcement of this
Agreement and the transactions contemplated hereby, (iii) the chemical manufacturing industry in general, and (iv) specific matters disclosed in the disclosure memoranda delivered pursuant to Section 1.10;

"MATERIAL SUBSIDIARY" in respect of a Party means a Subsidiary of that Party the total assets of which constitute more than 10% of the consolidated assets of the
Party or the total revenues of which constitute more than 10% of the consolidated revenues of that Party, in each case based on the unaudited interim financial statements for the three months ended March 31, 2003; [NOTE - SHOULD
REVENUE THRESHOLD BE BASED ON 12 MONTH PERIOD?]

"MEETING DATE" means August 1, 2003 or such other date as the parties may agree upon;

"OBCA" means the Business Corporations Act, R.S.O. 1990, c. B-16, as may be
amended;

"PARTIES" means Acetex, Acetex Sub and AT Plastics and "Party" means any one of them;

"RETURNS" means all material reports, information statements and returns relating to or as required to be filed in connection with any Taxes;

"SUBSIDIARY" means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a Subsidiary;

"SUPERIOR PROPOSAL" shall have the meaning as set forth in Section 5.5(a);

"TAX ACT" means the Income Tax Act, R.S.C. 1985, c. 1 (5th supp.), as amended;
and

"TAXES" means all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any
Governmental Entity; which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal, state and provincial income taxes), capital taxes, payroll and employee withholding taxes, unemployment insurance, social insurance taxes (including
Canada Pension Plan payments), sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, pension assessment and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which one of the Parties or any of its Subsidiaries is required to pay, withhold or collect.

1.2      INTERPRETATION

         The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
The Parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party will not be applicable in the interpretation of this Agreement.

1.3      ARTICLE REFERENCES

         Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.4      NUMBER AND GENDER

         In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any Governmental Entity).

1.5      DATE FOR ANY ACTION

         If the date on which any action is required to be taken hereunder by any of the Parties is not a day of business in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a day of business in such place.

1.6      CURRENCY

         Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

1.7      SCHEDULES

         Schedules A, B, C, D, E and F annexed to this Agreement; being the
Articles of Amalgamation, the representations and warranties of Acetex and AT
Plastics, Governance Arrangements, Acetex Substitute Warrants #1 and #2 and AT
Plastics Support Obligations respectively, are incorporated by reference into this Agreement and form a part hereof.

1.8      ACCOUNTING MATTERS

         Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian generally accepted accounting principles and all determinations of an accounting nature required to be made shall be made in a manner consistent with, Canadian generally accepted accounting principles.

1.9      MATERIAL

         The terms "material" and "materially" shall, when used in this
Agreement, be construed, measured or assessed on the basis of whether the matter would materially affect a Party and its Subsidiaries, taken as a whole, or would significantly impede the ability to complete the Amalgamation in accordance with this Agreement.

1.10     DISCLOSURE

         Where in this Agreement reference is made to disclosure in writing, or disclosed in writing on or prior to the date hereof, such disclosure shall be made in writing in separate memorandum, dated the date hereof and signed by an officer of each of Acetex or AT Plastics, as the case may be, and delivered to the other immediately prior to the execution of this Agreement. Such disclosure memoranda shall make specific reference to the applicable Sections and paragraphs of this Agreement in respect of which such disclosure is made.

                                    ARTICLE 2
                                 THE COMBINATION

2.1  AMALGAMATION

(a)      Subject to the terms and conditions hereof:

         (i)   AT Plastics and Acetex Sub shall amalgamate pursuant to the provisions of section 175 of the OBCA and the Articles of
               Amalgamation shall be filed;

         (ii)  Shareholders of AT Plastics shall receive 1/6 of an Acetex Share for each AT Plastics Share held;

         (iii) Acetex shall receive one share of the Amalgamated Corporation for each share of Acetex Sub held.

(b)      On the Effective Date each AT Plastics Option will, without any further action on the part of any AT Plastics Optionholder, become an option
         (remaining under the AT Plastics Option Plan) to purchase the number of
         Acetex Shares determined by dividing the number of AT Plastics Shares subject to the particular AT Plastics Option at the Effective Date by
         6, at an exercise price per Acetex Shares equal to the exercise price per share in the particular AT Plastics Option at the Effective Time multiplied by 6. If the foregoing calculation results in an option being exercisable for a fraction of an Acetex Share then the number of
         Acetex Shares subject to such option will be rounded down to the nearest whole number of shares, and the exercise price per whole Acetex
         Share will be as determined above. The obligations of AT Plastics under the AT Plastics Options so converted shall be assumed by Acetex and
         Acetex shall be substituted for AT Plastics under the AT Plastics
         Option Plan, the address for exercise of such converted options shall be the registered office of Acetex in Calgary, Alberta, Attention:
         Corporate Secretary, and the AT Plastics Options will be further modified as necessary to effect such conversion. Except as provided in this subsection, the term, exerciseability and all other terms and conditions of the AT Plastics Options in effect at the Effective Date shall govern the AT Plastics Options as so converted.

(c)      On the Effective Date the AT Plastics Warrants shall be cancelled and extinguished and in consideration therefore Peninsula Fund III, L.P.
         shall be entitled to receive Acetex Substitute Warrant #1 entitling it to acquire 706,760 Acetex Shares at an exercise price equal to the closing price of the Acetex Shares on the Toronto Stock Exchange on the
         Effective Date or if there is no closing price on the Effective Date the next day on which there is a trade on the Toronto Stock Exchange and Connecticut General Life Insurance shall be entitled to receive
         Acetex Substitute Warrant #2 entitling it to acquire 141,352 Acetex
         Shares at an exercise price of $4.32.

(d)      As of the Effective Date:

         (i)   An AT Plastics Shareholder who is entitled to dissent with respect to the Amalgamation in accordance with the OBCA and who duly exercises such right; and

               (A)  is ultimately entitled to be paid fair value for such shareholder's AT Plastics Shares shall be deemed to have
                    transferred such shares to the Amalgamated Corporation for cancellation on the Effective Date; or

               (B)  is ultimately not entitled to be paid fair value for such shareholder's AT Plastics Shares, for any reason, shall be deemed to have participated in the Amalgamation on the same basis as at and from the Effective Date as any other
                    non-dissenting AT Plastics Shareholder;

         (ii)  Acetex shall not be required to recognize AT Plastics
               Shareholders described in paragraph 2.1(c)(i)(A) above as holding
               AT Plastics Shares on or after the Effective Date and the names of such holders shall be deleted from the registers of AT
               Plastics;

         (iii) The Amalgamated Corporation will possess all of the property, rights and assets of each of Acetex Sub and AT Plastics and will assume all of their respective obligations;

         (iv)  The first director of the Amalgamated Corporation shall be Brooke
               N. Wade Vancouver, British Columbia;

         (v)   The by-laws of the Amalgamated Corporation shall be the by-laws of Acetex Sub;

         (vi)  The registered office of the Amalgamated Corporation shall be
               Suite 1800 BCE Place, 181 Bay Street, Toronto, Ontario M5J 2T9.

2.2      ISSUANCE OF CERTIFICATES REPRESENTING ACETEX SHARES

         At or promptly after the Effective Date, Acetex shall deposit with the
Depository, for the benefit of the former AT Plastics Shareholders who exchanged
AT Plastics Shares pursuant to the Amalgamation, certificates representing the
Acetex Shares issued pursuant to the Amalgamation. Upon surrender to the
Depository, at any of its offices specified in the Letter of Transmittal, of a certificate which prior to the Effective Date represented outstanding AT
Plastics Shares, and such additional documents and instruments as the Depository may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depository shall forthwith deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Acetex Shares which such holder received pursuant to the Amalgamation (together with any dividends or distributions with respect thereto pursuant to Section 2.3 and any cash in lieu of fractional Acetex Shares pursuant to Section 2.4), and any certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of AT Plastics Shares which is not registered in the transfer records of AT Plastics, a certificate representing the proper number of Acetex Shares (together with any dividends or distributions with respect thereto pursuant to Section 2.3 and any cash in lieu of fractional Acetex Shares pursuant to Section 2.4) shall be delivered to a transferee if the certificate formerly representing such AT Plastics Shares is presented to the Depository at its offices as aforesaid, accompanied by the foregoing documents together with all other documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 2.2, each certificate which prior to the Effective Date represented outstanding AT
Plastics Shares shall be deemed at any time after the Effective Date, to represent only the right to receive upon such surrender (a) the certificate representing Acetex Shares as contemplated by this Section 2.2, (b) a cash payment in lieu of any fractional Acetex Shares as contemplated by Section 2.4, and (c) any dividends or distributions with a record date on or after the
Effective Date theretofore paid or payable with respect to Acetex Shares as contemplated by Section 2.3.

2.3      DIVIDENDS AND OTHER DISTRIBUTIONS

         No dividends or other distributions declared or made on or after the
Effective Date with respect to the Acetex Shares with a record date on or after the Effective Date shall be paid to the holder of any certificates formerly representing outstanding AT Plastics Shares which are not surrendered pursuant to Section 2.2 and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 (and no interest will be earned and payable thereon), unless and until the certificate representing such AT Plastics
Shares shall be surrendered in accordance with Section 2.2. Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (c) below, at the appropriate payment date), there shall be paid to the holder of the Acetex Shares issued pursuant to the Amalgamation, in all cases without interest, (a) the amount of any cash payable in lieu of a fractional Acetex Shares to which such holder is entitled pursuant to Section
2.4, (b) the amount of dividends or other distributions with a record date on or after the Effective Date theretofore paid with respect to such Acetex Shares, and (c) the amount of dividends or other distributions with a record date on or after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such Acetex Shares.

2.4      NO FRACTIONAL SHARES

         No certificates or scrip representing fractional Acetex Shares shall be issued upon the surrender for exchange of certificates pursuant to Section 2.2, and such fractional interests shall not entitle the owner thereof to vote or to possess or exercise any rights as a security holder of Acetex. In lieu of any such fractional interests, each person entitled thereto, will receive an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (a) such fractional interest, multiplied by (b) the average of the closing trading price for Acetex Shares on the Toronto Stock Exchange for the
first three trading days on which Acetex Shares are traded following the
Effective Date, such amount to be provided to the Depository by Acetex upon request.

2.5      LOST CERTIFICATES

         If any certificate which prior to the Effective Date represented outstanding AT Plastics Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depository will issue in exchange for such lost, stolen or destroyed certificate, certificates representing Acetex Shares
(together with any dividends or distributions with respect thereto pursuant to
Section 2.3 and any cash in lieu of fractional Acetex Shares pursuant to Section
2.4) deliverable in respect thereof as determined in accordance with Section
2.2. When seeking such certificate and payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing Acetex
Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Acetex and its transfer agent, in such sum as Acetex may direct or otherwise indemnify Acetex and its transfer agent in a manner satisfactory to Acetex and its transfer agent against any claim that may be made against Acetex or its transfer agent with respect to the certificate alleged to have been lost, stolen or destroyed.

2.6      EXTINGUISHMENT OF RIGHTS

         Any certificate which prior to the Effective Date represented outstanding AT Plastics Shares and has not been deposited on or prior to the tenth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder or a holder of Acetex Shares or
AT Plastics Shares. On such date, the Acetex Shares (and any dividends or distributions with respect thereto pursuant to Section 2.3 and any cash in lieu of fractional Acetex Shares pursuant to Section 2.4) to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Acetex, together with all entitlements to dividends, distributions, cash and interest thereon held for such former holder, for no consideration, and such shares and rights shall thereupon be cancelled and the name of the former registered holder shall be removed from the register of holders of such shares.

2.7      CONVERTED AT PLASTICS OPTION

         As soon as practical after the Effective Date, Acetex shall confirm in writing to each of the former holders of AT Plastics Options the terms of their options for Acetex Shares into which their AT Plastics Options have been converted pursuant to subsection 2.1(b).

2.8      AT PLASTICS MEETING

         Subject to compliance with the terms and conditions contained herein,
AT Plastics shall call the AT Plastics Meeting on August 1, 2003, or such other date as the Parties may agree to for the purpose of considering and, if deemed advisable:

(a)  approving by a special resolution at the AT Plastics Meeting the AT
     Plastics Amalgamation Resolution in accordance with the terms and conditions hereof; and

(b)  passing such other resolutions as Acetex and AT Plastics may agree are necessary or desirable for the purposes hereof.

2.9      AT PLASTICS DIRECTORS' APPROVAL

(a)  AT Plastics represents as of the date hereof that its Board of Directors, after considering the Amalgamation, has determined unanimously that:

     (i) the Amalgamation is fair to AT Plastics Shareholders and AT Plastics
         Optionholders and is in the best interests of AT Plastics; and

     (ii) it will recommend in the AT Plastics Circular that AT Plastics
         Shareholders vote in favour of the AT Plastics Amalgamation Resolution;

(b)  AT Plastics represents as of the date hereof that its Board of Directors has received an opinion from W. Y. Campbell & Company, financial advisors to AT Plastics, to the effect that the consideration to be received by the
     AT Plastics Shareholders and AT Plastics Optionholders under the
     Amalgamation is fair to AT Plastics Shareholders and AT Plastics
     Optionholders from a financial point of view, subject, in each case, to the assumptions and limitations described in such opinion; and

(c)  AT Plastics represents as of the date hereof that its directors, Chief
     Executive Officer and Chief Financial Officer have advised it that they intend to vote all AT Plastics Shares held by them in favour of the AT
     Plastics Amalgamation Resolution and will, accordingly, so represent in the
     AT Plastics Circular.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF ACETEX

3.1      REPRESENTATIONS AND WARRANTIES

         Acetex hereby makes to AT Plastics the representations and warranties as set forth in Schedule B to this Agreement and acknowledges that AT Plastics is relying upon those representations and warranties in connection with entering into this Agreement.

3.2      INVESTIGATION

         Any investigation by AT Plastics and its advisors shall not mitigate, diminish or affect the representations and warranties of Acetex pursuant to this
Agreement.

3.3      SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties of Acetex contained in this
Agreement shall not survive the completion of the Amalgamation and shall expire and be terminated and extinguished upon the Amalgamation becoming effective.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF AT PLASTICS

4.1      REPRESENTATIONS AND WARRANTIES

         AT Plastics hereby makes to Acetex the representations and warranties as set forth in Schedule C to this Agreement and acknowledges that Acetex is relying upon those representations and warranties in connection with entering into this Agreement.

4.2      INVESTIGATION

         Any investigation by Acetex and its advisors shall not mitigate, diminish or affect the representations and warranties of AT Plastics pursuant to this Agreement.

4.3      SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties of AT Plastics contained in this
Agreement shall not survive the completion of the Amalgamation and shall expire and be terminated and extinguished upon the Amalgamation becoming effective.

                                    ARTICLE 5
                                    COVENANTS

5.1      CORPORATE GOVERNANCE

         The Parties agree to use their best efforts to cause the Governance
Arrangements set out in Schedule D, including without limitation, the matters contained in Section 1 of Schedule D, to become effective upon the Amalgamation becoming effective or immediately thereafter.

5.2      CONSULTATION

         Acetex and AT Plastics agree to consult with each other in issuing any press releases or otherwise making public statements with respect to this
Agreement or the Amalgamation and in making any filing with any Governmental
Entity or with any stock exchange with respect thereto. Each Party shall use all reasonable commercial efforts to enable the other Party to review and comment on all such press releases prior to the release thereof and to enable the other
Party to review and comment on such filings prior to the filing thereof. The
Parties agree to issue jointly a press release with respect to this Agreement as soon as practicable, in a form acceptable to both Parties.

5.3      MUTUAL COVENANTS

         Each of the Parties covenants and agrees that, except as contemplated in this Agreement or the Amalgamation, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

(a)  except as previously disclosed in writing to, or with the prior written consent of, the other Party hereto, it shall, and shall cause each of its
     Subsidiaries to, conduct its and their respective businesses only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practices;

(b)  except as previously disclosed in writing to the other Party, including in paragraph 2 of Schedule C hereto or except in respect of internal transactions involving a Party and its wholly-owned Subsidiaries or among such Subsidiaries, it shall not, without the prior written consent of the other Party hereto, which shall not be unreasonably withheld or delayed, directly or indirectly, including through a Subsidiary, do or permit to occur any of the following:

     (i)     issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber (or permit any of its
             Subsidiaries to issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber):

             (A)    any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of it or any of its Subsidiaries, except pursuant to the exercise of stock options currently outstanding or under existing
                    share issuance plans which have been disclosed to the other
                    Party to this Agreement and except for stock options issued to new hires in accordance with past practices and shares
                    issued in respect thereof; and as Acetex may deem
                    appropriate or necessary for purposes of refinancing the
                    debt of the Amalgamated Corporation; or

             (B)    except in the usual, ordinary and regular course of business and consistent with past practice, any material assets of it or any of its Material Subsidiaries;

     (ii)    amend or propose to amend its articles or by-laws or those of any of its Material Subsidiaries;

     (iii)   split, combine or reclassify any of its outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its shares;

     (iv)    redeem, purchase or offer to purchase (or permit any of its
             Material Subsidiaries to redeem, purchase or offer to purchase) any shares or other securities of it or any of its Material
             Subsidiaries, unless otherwise required by the terms of such securities;

     (v)     reorganize, amalgamate or merge it or any of its Material
             Subsidiaries with any other person, corporation, partnership or other business organization whatsoever;

     (vi)    except in the usual, ordinary and regular course of business and consistent with past practice, acquire, agree to acquire, dispose of or agree to dispose of any person, corporation, partnership, joint venture or other business organization or division or acquire, agree to acquire, dispose of or agree to dispose of any assets, which, in each case, are individually or in the aggregate material;

     (vii)   except in the usual, ordinary and regular course of business and consistent with past practice: (A) satisfy or settle any claims or liabilities which are individually or in the aggregate material;
             (B) relinquish any contractual rights which are individually or in the aggregate material; or (C) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments; or

     (viii)  except in the usual, ordinary and regular course of business and consistent with past practice, and except for the purpose of the renewal of or the replacement of existing credit facilities where such renewal or replacement facilities are for a principal amount approximately the same as or less than the principal amount of the facilities renewed or replaced, incur or commit to provide guarantees, incur any indebtedness for borrowed money or issue any amount of debt securities which are individually or in the aggregate material;

(c)  except as may be required under the Lender Consents, without the prior written consent of the other Party hereto, which shall not be unreasonably withheld or delayed, it shall not, and shall cause each of its Subsidiaries not to:

     (i)     other than as previously disclosed in writing to the other Party hereto or in the usual, ordinary and regular course of business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation
             arrangements or policies, enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive
             compensation, severance or termination pay to, or make any loan to, any officers or directors of it or any Subsidiary;

     (ii)    other than as previously disclosed in writing to the other Party hereto or in the usual, ordinary and regular course of business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation
             arrangements or policies, in the case of employees of it or any of its Subsidiaries who are not officers or directors, take any action with respect to the entering into or modifying of any employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable (provided that Acetex consents to the acceleration of vesting of all options under the AT Plastics Option
             Plan upon the Amalgamation becoming effective); or

     (iii)   except as set forth in the Parties' previously approved respective capital budgets (copies of which have been previously provided to the other Party), incur or commit to capital expenditures prior to the Effective Date individually or in the aggregate exceeding
             $250,000;

(d)  it shall use its reasonable commercial efforts (taking into account insurance market conditions and offerings and industry practices) to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, except where such cancellation, termination or lapse would not individually or in the aggregate have a material adverse effect, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(e)  it shall:

     (i)     use its reasonable commercial efforts, and cause each of its
             Subsidiaries to use its reasonable commercial efforts, to preserve intact their respective business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it or its Subsidiaries;

     (ii)    not take any action, or permit any of its Subsidiaries to take any action that would interfere with or be inconsistent with the completion of the transactions contemplated hereunder or would render, or that reasonably may be expected to render, any
             representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Date if then made (other than a change of recommendation in accordance with
             Section 5.4 and the communication of such change); and

     (iii)   promptly notify the other Party to this Agreement of any material adverse change, or any change which could reasonably be expected to become a material adverse change, in respect of its or any of its
             Subsidiaries' businesses or in the operation of its or any of its
             Subsidiaries' businesses or in the operation of its or any of its
             Subsidiaries' properties, and of any material Governmental Entity or third party complaints, investigations or hearings (or
             communications indicating that the same may be contemplated);

(f)  except in connection with the Lender Consents, it shall not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Amalgamation prior to the Effective Date without the prior written consent, not to be unreasonably withheld or delayed, of the other Party to this Agreement;

(g)  except in the usual, ordinary and regular course of business and consistent with past practice, or except as previously disclosed in writing to the other Party hereto or as required by applicable Laws, it and its
     Subsidiaries shall not enter into or modify in any material respect any contract, agreement, commitment or arrangement which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts would be material to a Party hereto or which would have a material adverse effect on a Party hereto;

(h)  it shall use all reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder set forth in Article 6 to the extent the same is within its control and take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Amalgamation, including using its reasonable commercial efforts to:

     (i)     obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts;

     (ii)    obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable Laws;

     (iii)   effect all necessary registrations and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Amalgamation and participate and appear in any proceedings of either Party before Governmental
             Entities in connection with the Amalgamation;

     (iv)    oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the
             transactions contemplated hereby or by the Amalgamation;

     (v)     fulfill all conditions and satisfy all provisions of this Agreement and the Amalgamation, including delivery of the certificates of their respective officers contemplated by Section 6.2 and Section
             6.3; and

     (vi)    cooperate with the other Party to this Agreement in connection with the performance by it of its obligations hereunder;

     (vii)   it shall not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this
             Agreement or which would reasonably be expected to significantly impede the consummation of the Amalgamation (other than a change of recommendation in accordance with Section 5.4 and the communication of such change);

(i)  subject to the Confidentiality Agreement and Section 5.7, it will, in all material respects, conduct itself so as to keep the other Parties to this
     Agreement fully informed as to the material decisions required to be made or actions required to be taken with respect to the operation of its business, provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver could not be obtained or is with respect to customer specific or competitively sensitive information relating to areas or projects where
     Acetex and AT Plastics are competitors;

(j)  it shall discuss and consider such Pre-Amalgamation Steps as may be proposed by the other Party hereto and implement such Pre-Amalgamation
     Steps that it considers to be in the best interests of its shareholders, provided such steps are agreed to in writing by the other Party hereto;

(k)  it shall make or cooperate as necessary in the making of all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such Laws; and

(l)  it shall use its reasonable commercial efforts to conduct its affairs so that all of its representations and warranties contained herein shall be true and correct in all material respects on and as of the Effective Date as if made thereon.

5.4      RECOMMENDATION OF BOARDS OF DIRECTORS

         The AT Plastics Circular shall include the recommendation and representation of the AT Plastics Board of Directors to its security holders in respect of the Amalgamation as set out in Section 2.9. Notwithstanding any other provision of this Agreement, the Board of Directors of AT Plastics may change its recommendation to its securityholders in respect of the Amalgamation from that set forth in

Sections 2.9, if such Board concludes, in good faith, after receiving the advice of outside counsel and financial advisors that is reflected in the minutes of a meeting of the Board, that such action is necessary for such Board to act in a manner consistent with its fiduciary duty or applicable Laws and, in the event that Sections 5.5, 5.6 or 8.2 are applicable, if such Party and its Board are in compliance with those sections and such Party has paid any fee applicable under
Article 8. The foregoing shall not relieve the Board of Directors of AT Plastics from its obligation to proceed to call and hold the AT Plastics Meeting, solicit proxies for such meeting and to hold the vote of AT Plastics Shareholders.

5.5      MUTUAL COVENANT REGARDING NON-SOLICITATION

(a)  Neither Acetex nor AT Plastics, nor their respective Subsidiaries shall, directly or indirectly, through any officer, director, employee, representative or agent of Acetex or AT Plastics, as the case may be, solicit, initiate, invite or knowingly encourage (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding) the initiation of or participate in, any inquiries or proposals regarding an Acquisition Proposal, provided that nothing contained in this Section 5.5 or other provisions of this Agreement shall prevent the Board of Directors of Acetex or AT Plastics from considering, negotiating, approving or recommending to its shareholders an agreement in respect of an unsolicited bona fide written Acquisition
     Proposal (i) in respect of which any required financing has been demonstrated to the satisfaction of the Board of Directors of the Party subject to the Acquisition Proposal, acting in good faith, to be reasonably likely to be obtained, (ii) which is not subject to a due diligence access condition which allows access to the books, records and personnel of a
     Party hereto or any of its Subsidiaries or their representatives beyond
     5:00 p.m. (Eastern Daylight Time) on the third business day after which access is afforded to the person making the Acquisition Proposal (provided, however, the foregoing shall not restrict the ability of such person to continue to review the information provided); (iii) in respect of which the
     Board of Directors of the Party subject to the Acquisition Proposal determines (having consulted outside counsel) that in the exercise of its fiduciary duty it would be necessary for such Board of Directors to take such action in order to avoid breaching its fiduciary duties; and (iv) in respect of which the Board of Directors of the Party subject to the
     Acquisition Proposal determines in good faith, after consultation with financial advisors, if consummated in accordance with its terms, would result in a transaction more favourable to its shareholders than the
     Amalgamation (any such Acquisition Proposal that satisfies clauses (i)
     through (iv) above being referred to herein as a "Superior Proposal").

(b)  Subject to the ability of the Parties to carry on business in accordance with Section 5.3, Acetex and AT Plastics shall continue to refrain from participating in any discussions or negotiations with any parties (other than the other Party hereto) with respect to any potential Acquisition
     Proposal. Acetex and AT Plastics agree not to release any third party from any confidentiality agreement in respect of an Acquisition Proposal to which such third party is a party. Acetex and AT Plastics further agree not to release any third party from any standstill agreement to which such third party is a party, unless such third party has made a Superior
     Proposal. Acetex and AT Plastics shall immediately request the return or destruction of all confidential information provided to any third parties who have previously entered into a confidentiality agreement in respect of an Acquisition Proposal with Acetex or AT Plastics, as the case may be, and shall use all reasonable efforts to ensure that such requests are honoured.

(c)  Each of Acetex and AT Plastics shall immediately notify the other Party
     (orally and in writing) of any future Acquisition Proposal of which such
     Party's directors or senior officers become aware, or any amendments to the foregoing, or any request for non-public information relating to Acetex or
     AT Plastics, as the case may be, or any of such Party's Material
     Subsidiaries in connection with

     an Acquisition Proposal or for access to the properties, books or records or for a list of the shareholders of such Party or any Material Subsidiary by any person or entity that informs such Party or such Material Subsidiary that it is considering making an Acquisition Proposal. Such notice shall include a copy, of all written communications and a description of the material terms and conditions of any proposal and provide such details of the proposal, inquiry or contact as the other Party hereto may reasonably request, including without limitation the identity of the person and controlling person, if any, making such proposal, inquiry or contact.

(d)  If Acetex or AT Plastics receives a request for material non-public information from a person who proposes a bona fide Acquisition Proposal in respect of Acetex or AT Plastics, and the Board of Directors of such Party determines that such proposal would be a Superior Proposal pursuant to
     Section 5.5(a), assuming the satisfactory outcome of a due diligence condition which conforms to Section 5.5(a), then, and only in such case, the Board of Directors may, subject to the execution of a confidentiality agreement containing a standstill provision substantially similar to that contained in Article 7 of the Confidentiality Agreement (provided, however, the person making the Acquisition Proposal shall not be precluded thereunder from making the Acquisition Proposal as proposed) and provided such Party sends a copy of any such confidentiality agreement to the other
     Party immediately upon its execution, only provide such person with access, in accordance with Section 5.5(a) to the same information previously provided to the other Party. The Party providing access shall provide the other Party with a list of the information provided to the person making the Superior Proposal.

(e)  Each Party hereto shall ensure that its directors and officers and its
     Subsidiaries and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this Section, and it shall be responsible for any breach of this Section 5.5 by its financial advisors or other advisors or representatives.

5.6      NOTICE OF SUPERIOR PROPOSAL DETERMINATION

         Neither Acetex nor AT Plastics shall accept, approve or recommend or enter into any agreement (except for a confidentiality agreement pursuant to
Section 5.5(d)) in respect of an Acquisition Proposal on the basis that it constitutes a Superior Proposal unless (i) it has provided the other Party hereto with a copy of the Acquisition Proposal document which has been determined to be a Superior Proposal, with such deletions as are necessary to protect confidential portions of such Acquisition Proposal document, provided that the material terms, conditions and the identity of the person, and controlling person, if any, making the Acquisition Proposal may not be deleted;
(ii) five (5) business days (the "Notice Period") shall have elapsed from the later of the date the other Party received notice of the determination to accept, approve or recommend an agreement in respect of such Acquisition
Proposal, and the date such Party received a copy of the Acquisition Proposal document; (iii) it has paid to the other Party the fee payable under Sections
8.1 or 8.2, as the case may be; and (iv) it concurrently terminates this
Agreement pursuant to Sections 9.1(e) or (f), as the case may be. During the
Notice Period, the Party receiving or subject to the Superior Proposal shall provide a reasonable opportunity to the other Party to consider, discuss and offer such adjustments in the terms and conditions of this Agreement as would enable the Party receiving the Superior Proposal to proceed with its recommendation to securityholders with respect to the Amalgamation; provided however that any such adjustment shall be at the discretion of the Parties at the time. The Board of Directors of the Party receiving or subject to the
Superior Proposal will review in good faith any offer made by the other Party to amend the terms of this Agreement in order to determine, in its discretion, as part of its exercising its fiduciary duties, whether the proposed amendments would, upon acceptance, result in such Superior Proposal ceasing to be a
Superior Proposal. If the Board of Directors of the Party determines that the
Superior Proposal would cease to be a Superior Proposal, it will so advise the other Party and will accept the offer by the other Party to amend the terms of this Agreement and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing. If the Board of
Directors of the Party subject to or receiving the Superior Proposal continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects the amendments offered by the other Party hereto, that Party may, subject to the terms of this Agreement including the payment of applicable fees under Article 8, accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal. Each successive material modification of any Acquisition Proposal or a Superior
Proposal shall constitute a new Acquisition Proposal for the purposes of this
Section 5.6 and shall require a five (5) business day Notice Period from the date such amendment is communicated to the other Party hereto (other than an amendment to improve upon a Superior Proposal in respect of which the other
Party has been provided with an opportunity to amend the terms of this Agreement and such Superior Proposal has not ceased to be a Superior Proposal prior to the proposed amendment). Information provided hereunder shall constitute confidential information under the Confidentiality Agreement.

5.7      ACCESS TO INFORMATION

         Subject to the Confidentiality Agreement and applicable Laws, upon reasonable notice, AT Plastics shall (and shall cause each of its Subsidiaries
to) afford the officers, employees, counsel, accountants and other authorized representatives and advisors ("Representatives") of Acetex access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, AT
Plastics shall (and shall cause each of its Subsidiaries to) furnish promptly to
Acetex all information concerning its business, properties and personnel as
Acetex may reasonably request. Subject to the Confidentiality Agreement and applicable Laws, upon reasonable notice, Acetex shall (and shall cause each of its Subsidiaries to) provide the same access to AT Plastics and its
Representatives on the same terms and conditions. Nothing in the foregoing shall require Acetex or AT Plastics to disclose information subject to a written confidentiality agreement with third parties or competitively sensitive information relating to areas or projects where Acetex and AT Plastics are competitors. For greater certainty, until the earlier of the Effective Date and the termination of this Agreement, access to and exchange of competitively sensitive confidential information ("Confidential Data") as between the Parties shall be limited to that which is reasonably necessary for the purposes of securing all necessary regulatory approvals, the preparation and settlement of definitive documents and the advancement of the Amalgamation as contemplated herein and shall be further limited such that the dissemination of such
Confidential Data shall be confined to those representatives of the Parties and their advisors who have a need to know such information for these purposes and who agree to respect such confidentiality in their dealings with such
Confidential Data. In particular, with reference to access to and the sharing of
Confidential Data of one Party with representatives of the other Party for the purposes of preparing any filings or submissions under the Competition Act in respect of the Amalgamation, the general principle which shall be applied is that such information shall be made available to, exchanged or shared with counsel to the Parties rather than the Parties or their representatives.

5.8      COVENANTS OF AT PLASTICS

         AT Plastics covenants and agrees that, except as contemplated in this
Agreement or pursuant to the Amalgamation, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier, it will:

(a)  in a timely and expeditious manner:

     (i)     prepare, in consultation with Acetex, and file the AT Plastics
             Circular in all jurisdictions where the same is required to be filed and mail the same in accordance with all applicable Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable Laws on the date of mailing thereof and containing full, true and plain disclosure of all material facts relating to the Amalgamation and AT Plastics and not containing any misrepresentation, as defined under such applicable
             Laws, with respect thereto;

     (ii)    solicit proxies for the approval of the AT Plastics Amalgamation
             Resolution in accordance with the AT Plastics Circular;

     (iii)   convene the AT Plastics Meeting and distribute copies of this
             Agreement (or a written summary thereof prepared by AT Plastics in form and substance satisfactory to Acetex acting reasonably); and

     (iv)    provide notice to Acetex of the AT Plastics Meeting and allow
             Acetex's representatives to attend the AT Plastics Meeting; and

     (v)     conduct the AT Plastics Meeting in accordance with the by-laws of
             AT Plastics and any instrument governing such meeting, as
             applicable, and as otherwise required by applicable Laws;

(b)  in a timely and expeditious manner, prepare (in consultation with Acetex)
     and file any mutually agreed (or otherwise required by applicable Laws)
     amendments or supplements to the AT Plastics Circular with respect to the
     AT Plastics Meeting and mail the same in accordance with all applicable
     Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable legal requirements on the date of mailing thereof;

(c)  subject to the satisfaction of the conditions precedent in favour of AT
     Plastics and the receipt of the written confirmation of Acetex that the conditions precedent in favour of Acetex have been satisfied, file the
     Articles of Amalgamation with the Director in order for the Amalgamation to become effective;

(d)  except for individual proxies and other non-substantive communications, furnish promptly to Acetex a copy of each notice, report, report of proxies submitted, schedule or other document or communication delivered, filed or received by AT Plastics in connection with the Amalgamation the AT Plastics
     Meeting or any other meeting of AT Plastics security holders or class of security holders which all such holders, as the case may be, are entitled to attend, any filings under applicable Laws and any dealings with regulatory agencies in connection with, or in any way affecting, the transactions contemplated herein;

(e)  subject to Section 5.7, in a timely and expeditious manner, provide to
     Acetex all information as may be reasonably requested by Acetex with respect to AT Plastics and its Subsidiaries and their respective businesses and properties; and

(f)  assist and cooperate in the preparation and filing with all applicable securities commissions or similar securities regulatory authorities of
     Canada of all necessary applications to seek exemptions, if required, from the prospectus, registration and other requirements of the applicable securities laws of Canada for the issue by Acetex of Acetex Shares pursuant to the terms of the Amalgamation and the resale of such Acetex Shares.

5.9      COVENANTS OF ACETEX

         Acetex covenants and agrees that, except as contemplated in this
Agreement or pursuant to the Amalgamation, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier, it will:

(a)  in a timely and expeditious manner prepare, in consultation with AT
     Plastics, the AT Plastics Circular in so far as information contained therein relates to Acetex and provide to AT Plastics for inclusion in the circular all such information and financial statements required under applicable Laws which information shall constitute full, true and plain disclosure of all material facts relating to the Amalgamation and Acetex and shall not contain any misrepresentation, as defined under such applicable Laws, with respect thereto and shall provide a certificate to that effect in the Circular.

(b)  in a timely and expeditious manner, prepare (in consultation with AT
     Plastics) and file any mutually agreed (or otherwise required by applicable
     Laws) amendments or supplements to the AT Plastics Circular with respect to the Acetex Meeting and mail the same in accordance with all applicable
     Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable legal requirements on the date of mailing thereof;

(c)  except for non-substantive communications, furnish promptly to AT Plastics a copy of each notice, report, schedule or other document or communication delivered, filed or received by Acetex in connection with the Amalgamation, any meeting of Acetex Security holders or class of security holders which all such holders, as the case may be, are entitled to attend, any filings under applicable Laws and any dealings with regulatory agencies in connection with, or in any way affecting, the transactions contemplated herein;

(d)  subject to Section 5.7, in a timely and expeditious manner, provide to AT
     Plastics all information as may be reasonably requested by AT Plastics with respect to Acetex and its Subsidiaries and their respective businesses and properties;

(e)  prepare and file with all applicable securities commissions or similar securities regulatory authorities of Canada all necessary applications to seek exemptions if required by applicable securities Laws or this
     Agreement, from the prospectus, registration and other requirements of the applicable securities Laws of Canada for the issue by Acetex of Acetex
     Shares pursuant to the terms of the Amalgamation and the resale of such
     Acetex Shares;

(f)  apply for and use all reasonable efforts to obtain the listing on The
     Toronto Stock Exchange, as of the Effective Date, of the Acetex Shares
     which are to be issued pursuant to the Amalgamation and issuable upon the exercise of the AT Plastics Options;

(g)  subject to the satisfaction of the conditions precedent in favour of Acetex and the receipt of the written confirmation of AT Plastics that the conditions precedent in favour of AT Plastics have been satisfied, cause
     Acetex Sub to file the Articles of Amalgamation with the Director in order for the Amalgamation to become effective;

(h)  issue the Acetex Shares, in accordance with the terms of the terms hereof to those AT Plastics Shareholders who are entitled to receive Acetex Shares pursuant to the Amalgamation, which Acetex Shares shall be validly issued as fully paid and non-assessable shares;

(i)  assume, in accordance with the terms hereof, the obligations of AT Plastics under the AT Plastics Options in accordance with the terms hereof; and

(j)  issue the Acetex Substitute Warrants #1 and Acetex Substitute Warrants #2
     in accordance with the terms hereof.

5.10     INDEMNIFICATION OF DIRECTORS AND OFFICERS, CORPORATE INDEMNITIES AND
         INSURANCE

(a)  For a period of six years after the Effective Date, AT Plastics shall and
     Acetex shall cause AT Plastics to (i) maintain in effect the current or substantially similar (subject to any changes required by applicable Laws in the jurisdiction in which AT Plastics may exist from time to time)
     provisions regarding indemnification of officers and directors contained in the constating documents of AT Plastics and its Subsidiaries and any directors', officers' or employees' indemnification agreements of AT
     Plastics and its Subsidiaries; (ii) maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by AT Plastics and its Subsidiaries (provided that
     Acetex may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, not materially less advantageous to the insured) with respect to claims arising from facts or events which occurred on or before the Effective Date; and
     (iii) indemnify the directors and officers of AT Plastics and its
     Subsidiaries to the fullest extent to which AT Plastics and its
     Subsidiaries are permitted to indemnify such officers and directors under its articles and bylaws and applicable Laws in the jurisdiction in which AT
     Plastics may continue to exist from time to time. Acetex shall unconditionally and irrevocably guarantee for the benefit of such directors, officers and employees, the obligations of AT Plastics and its
     Subsidiaries under the foregoing indemnification arrangements.

(b)  The provisions of this Section 5.10 are (i) for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs, executors, administrators and other legal representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise, and such rights shall be held by AT Plastics or Acetex, as the case may be, in trust for such person provided however that no approval of any beneficiary of such trust shall be required in connection with an amendment or variation of this Section 5.10 prior to the Effective Date.

(c)  Notwithstanding the foregoing, this Section 5.10 shall not restrict or prohibit Acetex or AT Plastics from entering into any transaction subsequent to the Effective Date, including a merger, amalgamation, arrangement, dissolution, liquidation, reorganization of capital or sale of all or substantially all of the assets of Acetex or AT Plastics or a
     Subsidiary of either of them to another entity, causing Acetex, AT Plastics or a Subsidiary of either of them to assume the liabilities of another entity or otherwise reorganizing or restructuring Acetex, AT Plastics or a
     Subsidiary of either of them or their respective businesses.

5.11     MERGER OF COVENANTS

         The covenants set out in this Agreement, except for Section 5.10 and
Article 10 (other than Section 10.5), shall not survive the completion of the
Amalgamation, and shall expire and be terminated without recourse between the
Parties upon such completion.

                                    ARTICLE 6
                                   CONDITIONS

6.1      MUTUAL CONDITIONS

         The obligations of AT Plastics and Acetex to complete the transactions contemplated hereby are subject to fulfillment of the following conditions on or before the Effective Date or such other time as is specified below:

(a)  the AT Plastics Amalgamation Resolutions set forth in the AT Plastics
     Circular shall have been passed at the AT Plastics Meeting, in accordance with the by-laws of AT Plastics;

(b)  the Effective Date shall be on or before September 30, 2003, subject to any extension of up to thirty (30) days from September 30, 2003, available to a
     Party pursuant to Section 6.4;

(c)  there shall be no action taken under any Laws or by any Governmental
     Entity, that:

     (i)     makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Amalgamation or any other transactions or agreements contemplated herein; or

     (ii)    results in a judgment or assessment of damages, directly or indirectly, which is materially adverse to the transactions or agreements contemplated herein;

(d)  if applicable, the relevant waiting period in section 123 of the
     Competition Act shall have expired and (i) an advance ruling certificate
     ("ARC") pursuant to section 102 of the Competition Act shall have been issued by the Commissioner of the Competition Bureau ("Commissioner")
     appointed under the Competition Act; or (ii) a "no action letter"
     satisfactory to Acetex and AT Plastics, acting reasonably, indicating that the Commissioner has determined not to make an application for an order under section 92 of the Competition Act shall have been received from the
     Commissioner, and any terms and conditions attached to any such letter shall be acceptable to Acetex and AT Plastics, acting reasonably; and, in addition, in the event that the ARC or "no action" letter described in (i)
     or (ii) in the foregoing is issued, there shall be no threatened or actual application by the Commissioner for an order under section 92 or 100 of the
     Competition Act;

(e)  all other consents, waivers, permits, orders and approvals of any
     Governmental Entity (other than as contemplated in Sections 6.1(g) or
     6.1(i)) or other person, and the expiry or termination of any waiting periods, in connection with, or required to permit, the consummation of the
     Amalgamation, the failure of which to obtain or the non-expiry of which would be materially adverse to Acetex or AT Plastics, as the case may be, or materially impede the completion of the Amalgamation, shall have been obtained, received or occurred on terms that will not have a material adverse effect on either Acetex or AT Plastics and reasonably satisfactory evidence thereof shall have been delivered to each Party;

(f)  The Toronto Stock Exchange shall have conditionally approved for listing, subject to compliance with the usual requirements of such exchanges, the
     Acetex Shares issuable pursuant to the terms of the Amalgamation and issuable upon the exercise of the AT Plastics Options;

(g)  Acetex and AT Plastics shall have each received a legal opinion from United
     States counsel to Acetex and United States counsel to AT Plastics in connection with the Amalgamation, each in form and substance satisfactory to Acetex and to AT Plastics, acting reasonably, to the effect that,

     assuming compliance with the procedures specified in such legal opinions, the issuance of Acetex Shares pursuant to the terms of the Amalgamation are exempt from the registration requirements of the United States Securities
     Act of 1933, as amended;

(h)  any required prospectus exemptions under Canadian federal, provincial or territorial securities Laws and any required registration exemptions under state securities Laws shall have been obtained or perfected or be otherwise available so that the Acetex Shares issuable pursuant to the terms of the
     Amalgamation shall not be subject to any prospectus or registration requirements or resale restrictions under any of such securities Laws, other than such requirements or restrictions in respect of control persons or affiliates and subject to requirements of general application; and

(i)  rights of dissent shall not have been exercised, nor shall proceedings have been initiated to exercise such rights by AT Plastics Shareholders which exceed 10% of the AT Plastics Shares issued and outstanding or such other amount which in the opinion of the board of directors of Acetex and AT
     Plastics, acting reasonably, may have a material adverse effect upon the business, property or financial condition of Acetex or AT Plastics.

The foregoing conditions are for the mutual benefit of AT Plastics and Acetex and may be waived, in whole or in part, in writing by both AT Plastics and
Acetex at any time. If any of the said conditions precedent shall not be complied with or waived in writing as aforesaid on or before the date required for the performance thereof, either AT Plastics or Acetex may rescind and terminate this Agreement by written notice to the other Party (provided such non-compliance did not arise from the acts or omissions of the Party purporting to rescind and terminate this Agreement) and shall have no other right or remedy, except as set forth in Article 8 or 9.

6.2      AT PLASTICS CONDITIONS

         The obligation of AT Plastics to complete the transactions contemplated herein is subject to the fulfillment of the following conditions on or before the Effective Date or such other time as specified below:

(a)  the representations and warranties made by Acetex in this Agreement shall, in the reasonable judgment of AT Plastics, be true and correct as of the
     Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by this Agreement or except for any failures or breaches of representations and warranties which individually or in the aggregate would not have, or would not reasonably be expected to have, a material adverse effect on Acetex or materially impede the completion of the Amalgamation or the transactions contemplated by this
     Agreement), and Acetex shall have provided to AT Plastics the certificate of a senior officer of Acetex certifying such accuracy on the Effective
     Date;

(b)  Acetex shall have complied with its covenants herein, except to the extent the failure, in the reasonable judgment of AT Plastics, to comply with such covenants has not had, or would not reasonably be expected to have, individually or in the aggregate a material adverse effect on Acetex or materially impede the completion of the Amalgamation or the transactions contemplated by this Agreement, and Acetex shall have provided to AT
     Plastics the certificate of a senior officer of Acetex certifying that
     Acetex has so complied with its covenants herein; and

(c)  from the date hereof and up to and including the Effective Date, there shall have been no change, effect, event, occurrence or change in state of facts which has had or, in the reasonable judgment of AT Plastics has or would reasonably be expected to have, a material adverse effect on Acetex.

         The foregoing conditions precedent are for the benefit of AT Plastics and may be waived, in whole or in part, by AT Plastics in writing at any time.
If any of the said conditions shall not be complied, with or waived in writing by AT Plastics on or before the date required for their performance and provided such non-compliance did not arise from the acts or omissions of AT Plastics, then AT Plastics may rescind and terminate this Agreement by written notice to
Acetex and shall have no other right or remedy against Acetex, except as set forth in Article 8 or 9.

6.3      ACETEX CONDITIONS

         The obligation of Acetex to complete the transactions contemplated herein is subject to the fulfillment of the following conditions on or before the Effective Date or such other time as specified below:

(a)  the representations and warranties made by AT Plastics in this Agreement shall be, in the reasonable judgment of Acetex, true and correct as of the
     Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by this Agreement or except for any failures or breaches of representations and warranties which individually or in the aggregate would not have, or would not reasonably be expected to have, a material adverse effect on AT Plastics or materially impede the completion of the Amalgamation or the transactions contemplated by this Agreement), and AT Plastics shall have provided to Acetex the certificate of a senior officer of AT Plastics certifying such accuracy on the Effective Date;

(b)  AT Plastics shall have complied with its covenants herein, except to the extent the failure, in the reasonable judgment of Acetex, to comply with such covenants has not had, or would not reasonably be expected to have, individually or in the aggregate a material adverse effect on AT Plastics or materially impede the completion of the Amalgamation or the transactions contemplated by this Agreement, and AT Plastics shall have provided to
     Acetex the certificate of a senior officer of AT Plastics certifying that
     AT Plastics has so complied with its covenants herein;

(c)  from the date hereof and up to and including the Effective Date, there shall have been no change, effect, event, occurrence or change in state of facts which has had or in the reasonable judgment of Acetex has or would reasonably be expected to have, a material adverse effect on AT Plastics;

(d)  Acetex, acting reasonably shall have determined that it is able to arrange financing which in its opinion is adequate to refinance the debt of the
     Amalgamated Corporation such that Acetex will be in compliance with the terms and conditions of its 10 7/8% Senior Notes due 2009 on the Effective
     Date;

(e)  AT Plastics has entered into agreements in form and substance satisfactory to Acetex providing that after the Effective Date the Amalgamated
     Corporation may refinance its debts owing to AT Plastics Warrantholders for the principal amount thereof and an additional amount not to exceed
     US$850,000 and which provide for the cancellation and extinguishment of the
     AT Plastics Warrants in consideration for the Acetex Substitute Warrants #1 and Acetex Substitute Warrants #2; and

(f)  Acetex is satisfied that AT Plastics has not issued any options or issued warrants to acquire its stock save as disclosed in writing since March 31,
     2003.

         The foregoing conditions precedent are for the benefit of Acetex and may be waived, in whole or in part, by Acetex in writing at any time. If any of the said conditions shall not be complied with or waived in writing by Acetex on or before the date required for their performance and provided such non-compliance did not arise from the acts or omissions of Acetex, then Acetex may rescind and terminate this Agreement by written notice to AT Plastics and shall have no other right or remedy against AT Plastics, except as set forth in
Article 8 or 9.

6.4      NOTICE AND CURE PROVISIONS

         Each of AT Plastics and Acetex will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the
Effective Date, of any event or state of facts which occurrence of failure would, or would be likely to:

(a)  cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect on the date hereof; or

(b)  result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder.

         No Party may elect not to complete the transactions contemplated hereby pursuant to the non-fulfillment of the conditions precedent contained in
Sections 6.1, 6.2 and 6.3 or, any termination right arising therefrom and no payments are payable pursuant to Sections 8.1 or 8.2 as a result of such election unless forthwith and in any event prior to the filing of the Articles of Amalgamation for acceptance by the Director, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent or termination right, as the case may be. If any such notice is delivered, provided that a
Party is proceeding diligently to cure such matter and such matter is capable of being cured (except matters arising out of the failure to make appropriate disclosure in the disclosure memoranda delivered on the date of execution of this Agreement pursuant to Section 1.10 hereof) no Party may terminate this
Agreement until the later of September 30, 2003 and (except with respect to the condition set out in 6.3(d)) the expiration of a period of thirty (30) days from such notice and then only if such matter is not cured in all material respects.
If such notice has been delivered prior to the date of the AT Plastics Meeting, such meeting shall be postponed until the expiry of such period. If such notice has been delivered prior to the filing of the Articles of Amalgamation with the
Director, such application and such filing shall be postponed until the expiry of such period.

6.5      MERGER OF CONDITIONS

         The conditions set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released upon the filing of Articles of Amalgamation as contemplated by this Agreement. Notwithstanding the foregoing, the covenants set forth in Section 5.10 and Article 10 (other than Section 10.5) shall survive the filing of Articles of Amalgamation, as contemplated by this Agreement.

                                    ARTICLE 7
                                    AMENDMENT

7.1      AMENDMENT

         This Agreement may, at any time and from time to time before or after the holding of the AT Plastics Meeting, be amended by mutual written agreement of the Parties hereto without further notice to or authorization on the part of their respective shareholders, and any such amendment may, without limitation:

(a)  change the time for performance of any of the obligations or acts of the
     Parties;

(b)  waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

(c)  waive compliance with or modify any of the covenants herein contained and waive or modify, performance of any of the obligations of the Parties; and

(d)  waive compliance with or modify any conditions precedent herein contained;

provided that: (i) notwithstanding the foregoing, following the approval of the
AT Plastics Amalgamation Resolution, the number of Acetex Shares which the AT
Plastics Shareholders shall have the right to receive in the Amalgamation may not be decreased without the further approval of the AT Plastics Shareholders given in the same manner as required for the approval of the Amalgamation; and
(ii) any such change, waiver or modification does not invalidate any required securityholder approval of the Amalgamation.

                                    ARTICLE 8
               AGREEMENT AS TO COMPENSATION AND OTHER ARRANGEMENTS

8.1      ACETEX COMPENSATION

(a)  If at any time after the execution of this Agreement:

     (i)     the Board of Directors of AT Plastics has withdrawn, qualified or changed any of its recommendations or determinations referred to in
             Section 2.9(a) in a manner adverse to Acetex or shall have resolved to do so prior to the Effective Date;

     (ii)    a bona fide Acquisition Proposal is publicly announced, proposed, offered or made to the AT Plastics Shareholders or to AT Plastics, and (A) such Acquisition Proposal has not expired or been withdrawn at the time of the AT Plastics Meeting, (B) the AT Plastics
             Shareholders do not approve the Amalgamation and (C) such
             Acquisition Proposal, an amended version thereof, a competing
             Acquisition Proposal or an Acquisition Proposal solicited in response to the foregoing, is consummated within 12 months of the termination of this Agreement; or

     (each of the above being an "Acetex Payment Event"), then AT Plastics shall pay to Acetex in immediately available funds the amount of US$5,000,000 to an account designated by Acetex , within three business days after any one of Sections 8.1(a)(i) or (ii) being satisfied or if requested by Acetex issue and deliver to Acetex (subject to all necessary regulatory approvals including the approval of the Toronto Stock Exchange) that number of AT
     Plastics Shares of its capital, as fully

     paid and non-assessable as is equal to US$5,000,000 divided by the closing price of the AT Plastics Shares on the business day immediately preceding the date of the Acetex Payment Event, within three business days thereof.

(b)  If this Agreement is terminated by Acetex in accordance with Section 9.1(b)
     in reliance on the condition contained in Section 6.3(a), then AT Plastics shall pay to Acetex in immediately available funds the amount of
     US$1,000,000 to an account designated by Acetex , within three business days or if requested by Acetex issue and deliver to Acetex (subject to all necessary regulatory approvals including the approval of the Toronto Stock
     Exchange) that number of AT Plastics Shares of its capital, as fully paid and non-assessable as is equal to US$1,000,000 divided by the closing price of the AT Plastics Shares on the business day immediately preceding the date of such termination, within three business days thereof.

(c)  Notwithstanding anything to the contrary contained herein, if a payment has been made under any of Sections 8.1(a)(i) or (ii) or 8.1(b) above, no further payment shall be required under Sections 8.1 (a)(i) or (ii) or
     8.1(b).

8.2      AT PLASTICS COMPENSATION

(a)  If at any time after the execution of this Agreement: Acetex does not waive the condition set out in Section 6.3(d) by September 30, 2003 and its
     failure to do so is not principally attributable to the failure of AT
     Plastics to co-operate and assist Acetex with respect to the matters provided therein and/or the failure of AT Plastics to perform the AT
     Plastics Support Obligations (an "AT Plastics Payment Event"), then Acetex shall pay to AT Plastics US$5,000,000 as liquidated damages in immediately available funds to an account designated by AT Plastics within three business days thereof or if requested by AT Plastics issue and deliver to
     AT Plastics (subject to all necessary regulatory approvals including the approval of the Toronto Stock Exchange) that number of Acetex Shares, as fully paid and non-assessable as is equal to US$5,000,000 divided by the closing price of the Acetex Shares on the business day immediately preceding the Acetex Payment Event, within three business days thereof

(b)  If this Agreement is terminated by AT Plastics in accordance with Section
     9.1(b) in reliance on the condition contained in Section 6.2(a), then
     Acetex shall pay to AT Plastics in immediately available funds the amount of US$1,000,000 to an account designated by AT Plastics, within three business days thereof issue or if requested by AT Plastics issue and deliver to AT Plastics (subject to all necessary regulatory approvals including the approval of the Toronto Stock Exchange) that number of Acetex
     Common Shares of its capital, as fully paid and non-assessable as is equal to US$1,000,000 divided by the closing price of the Acetex Shares on the business day immediately preceding the date of such termination, within three business days thereof.

(c)  Notwithstanding anything to the contrary contained herein, if a payment has been made under any of Sections 8.2(a)or 8.2(b) above, no further payment shall be required under Sections 8.2(a) or 8.2(b).

8.3      LIQUIDATED DAMAGES

         Each Party acknowledges that the amounts set out in this Article 8 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which the Party entitled to such damages will suffer or incur as a result of the event (subject to Section 6.4) giving rise to such damages and resultant termination of this Agreement, and are not penalties.
Each Party irrevocably

waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

8.4      LIMITED REMEDY

         For greater certainty, the Parties agree that the compensation or damages to be received pursuant to this Article 8 is the sole remedy in compensation or damages of the party receiving such payment; provided however that nothing contained in this Article 8 or Section 9.1, including the payment of an amount under this Article 8 shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of a breach of this Agreement by a Party acting in bad faith with a clear intent and design to prevent the conditions precedent to this Agreement's completion from being satisfied. Nothing herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality
Agreement or otherwise to obtain specific performance of any of such act, covenants or agreements, without the necessity of posting bond or security in connection therewith.

                                    ARTICLE 9
                                   TERMINATION

9.1      TERMINATION

         This Agreement may be terminated at any time prior to the Effective
Date:

(a)  by mutual written consent of Acetex and AT Plastics;

(b)  as provided in Sections 6.1, 6.2 and 6.3, subject to the right to cure pursuant to Section 6.4;

(c)  by Acetex upon the occurrence of an Acetex Payment Event as provided in
     Section 8.1;

(d)  by AT Plastics upon the occurrence of an AT Plastics Payment Event as provided in Section 8.2;

(e)  by Acetex upon the acceptance of an Acquisition Proposal pursuant to, and in accordance with, Sections 5.5 and 5.6 (and provided payment of the applicable amounts under Section 8.2(a) to, AT Plastics have been made);

(f)  by AT Plastics upon the acceptance of an Acquisition Proposal pursuant to, and in accordance with, Sections 5.5 and 5.6 (and provided payment of the applicable amounts under Section 8.1(a) to Acetex have been made); and

(g)  by either Acetex or AT Plastics if: at the AT Plastics Meeting the
     requisite vote of AT Plastics Shareholders is not obtained;

(h)  In the event of the termination of this Agreement in the circumstances set out in any of paragraphs (a) through (g) of this Section 9.1, this
     Agreement shall forthwith be terminated and neither Party shall have any liability or further obligation to the other Party hereunder, except with respect to the obligations set forth in Article 8 and Article 10 (other than Section 10.5) which shall survive such termination.

                                   ARTICLE 10
                                     GENERAL

10.1     EXPENSES

(a)  The Parties agree that, except in the event of the termination of this
     Agreement, all out-of-pocket third party transaction expenses of the
     Amalgamation, including legal fees, regulatory filing fees, all disbursements by advisors and printing and mailing costs, shall be paid by the Party incurring such expenses. If this Agreement is terminated, Acetex and AT Plastics agree to share equally the fees and filing fees in respect of the Competition Act.

(b)  Acetex and AT Plastics represent and warrant to each other that, except for
     Griffiths McBurney Partners and UBS Securities, LLC in the case of Acetex, and W.Y. Campbell & Company in the case of AT Plastics, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Amalgamation. Each Party to this Agreement has provided to the other Party a correct and complete copy of all agreements relating to the arrangement between it and its financial advisors as are in existence at the date hereof and agrees not to amend the terms of any such agreements relating to the payment of fees and expenses or enter into an engagement letter with any strategic advisor without the prior written approval of the other Party of the fees and expenses to be incurred.

10.2     NOTICES

         Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party to any other Party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day, if not, the next succeeding business day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery in which case it shall be deemed to have been given and received on the next business day.

The address for service of each of the parties hereto shall be as follows:

(a)  if to Acetex or 2028569 Ontario Limited:

     Acetex Corporation
     750 World Trade Centre
     Vancouver, British Columbia  V6C 3C1

     Attention: Brooke N. Wade
     Fax: (604) 680-9620

     with a copy to:

     Burnet, Duckworth & Palmer LLP
     1400, 350 - 7th Avenue S.W.
     Calgary, Alberta  T2P 3N9

     Attention:  David Ross
     Fax: (403) 260-0337

(b)  if to AT Plastics:

     134 Kennedy Road South
     Brampton, Ontario  L6W 3G5

     Attention : Gary Connaughty

     with a copy to:

     Aird & Berlis LLP
     #1800, 181 Bay Street
     Toronto, Ontario  M5J 2T9

     Attention:  Margaret Nelligan

10.3     TIME OF ESSENCE

Time shall be of the essence in this Agreement.

10.4     ENTIRE AGREEMENT

         This Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties and cancel and supersede all prior agreements and understandings between the Parties with respect to the subject matter hereof. To the extent that provisions of the Confidentiality Agreement conflict with provisions of this Agreement, the provisions of this Agreement shall govern. The
Board of Directors of each of the Parties hereby consents under Section 11.1 of the Confidentiality Agreement (for so long as this Agreement remains in effect and has not been terminated) to the actions of the other taken to consummate the
Amalgamation and the transactions contemplated thereby or action taken to propose amendments thereto under Section 5.6 of this Agreement. The Parties hereby amend the Confidentiality Agreement such that the Confidentiality
Agreement shall terminate upon the Amalgamation becoming effective or at the end of the 12th calendar month following the termination of this Agreement, whichever is first to occur and the exclusivity provisions of the
Confidentiality Agreement contained in Article 3 thereof are hereby terminated.

10.5     FURTHER ASSURANCES

         Each Party hereto shall, from time to time, and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

10.6     GOVERNING LAW

         This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein. Each Party hereto hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

10.7     EXECUTION IN COUNTERPARTS

         This Agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and the counterparts collectively are to be conclusively deemed to be one instrument.

10.8     WAIVER

         No waiver by any Party hereto shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

10.9     ENUREMENT AND ASSIGNMENT

         This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This
Agreement may not be assigned by any Party hereto without the prior written consent of the other Party hereto.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

ACETEX CORPORATION                           AT PLASTICS INC.

Per:  (signed) "Brooke N. Wade"              Per:  (signed) "Gary Connaughty"
      --------------------------------             -----------------------------
      Name:    Brooke N. Wade                      Name:    Gary  Connaughty
      Title:   Chairman & Chief                    Title:   President & Chief
               Executive Officer                            Executive Officer

Per:  (signed) "Ken E. Vidalin"
      --------------------------------
      Name:    Ken E. Vidalin
      Title:   President & Chief
               Operating Officer

2028569 ONTARIO LIMITED

Per:  (signed) "Brooke N. Wade"
      --------------------------------
      Name:    Brooke N. Wade
      Title:   Chairman & Chief
               Executive Officer

Per:  (signed) "Ken E. Vidalin"
      --------------------------------
      Name:    Ken E. Vidalin
      Title:   President & Chief
               Operating Officer

                                  SCHEDULE "A"

                            ARTICLES OF AMALGAMATION

[OBCA FORM]

1.   NAME OF CORPORATION.

         Acetex (Ontario) Inc.

2.   CORPORATE ACCESS NO.

3.

4.   THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS
     AUTHORIZED TO ISSUE.

         An unlimited number of common shares

5.   RESTRICTIONS IF ANY ON SHARE TRANSFERS.

         No restrictions.

6.   NUMBER (OR MINIMUM AND MAXIMUM NUMBER) OF DIRECTORS.

         Minimum of three (3), maximum of twelve (12).

7.   RESTRICTIONS IF ANY ON BUSINESS THE CORPORATION MAY CARRY ON.

         No restrictions.

8.   OTHER RULES OR PROVISIONS IF ANY.

         The directors of the Corporation are authorized to appoint from time to time between annual meetings one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the end of the most recently completed annual general meeting of the Corporation.

9.   NAME OF AMALGAMATING CORPORATIONS.

         AT Plastics Inc
         Acetex (Ontario) Inc.

10.  CORPORATE ACCESS NO.

DATE                                SIGNATURE                    TITLE

                                   SCHEDULE B

                    REPRESENTATIONS AND WARRANTIES OF ACETEX

1.   ORGANIZATION.

         Each of Acetex and its Material Subsidiaries has been duly incorporated or formed under the Laws of its jurisdiction of incorporation or other organization, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as presently owned and conducted. All of the outstanding shares in the capital of and other ownership interests of its Subsidiaries are validly issued, fully paid and non-assessable and all such shares and other ownership interests owned directly or indirectly by Acetex are (except as disclosed in writing to AT Plastics or pursuant to restrictions on transfer contained in constating documents, rights of first refusal and similar rights restricting transfer contained in shareholder, partnership or joint venture agreements for or pursuant to existing financing arrangements involving Subsidiaries which are not wholly owned): (i)
owned free and clear of all material liens, claims or encumbrances and (ii)
there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in any of its Subsidiaries.

2.   CAPITALIZATION.

         The authorized capital of Acetex consists of an unlimited number of
Acetex Shares. As of the date hereof there are 25,491,864 Acetex Shares outstanding and 2,869,188 Acetex Shares issuable under the Acetex Option Plan.
Except as described in the immediately preceding sentence or otherwise disclosed in writing, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Acetex or any
Subsidiary to issue or sell (other than to a wholly-owned Subsidiary of Acetex or any of its Subsidiaries) any shares of Acetex or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of Acetex, any Subsidiary or any other person, nor (except for rights under the Acetex Option Plans), is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Acetex or any Subsidiary. There have been no Acetex Shares issued since 2000, other than pursuant to the exercise of stock option entitlements. Since 2000, Acetex has granted Acetex Options only in the ordinary course of business.

3.   AUTHORITY.

Acetex has the requisite corporate power and authority to enter into this
Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Acetex and the consummation by Acetex of the transactions contemplated by this Agreement have been duly authorized by the Board of
Directors of Acetex and, subject to approval by the Acetex Shareholders, no other corporate proceedings on the part of Acetex are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acetex and constitutes a valid and binding obligation of Acetex, enforceable against Acetex in accordance with its terms subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors' rights generally, to general principles of equity and public policy. Except as disclosed in writing to AT Plastics on or prior to the date hereof and subject to obtaining all consents and approvals contemplated by this Agreement, the execution and delivery by Acetex of this Agreement and performance by it of its obligations hereunder and the completion of the Amalgamation and the transactions contemplated thereby, will not:

(a)  result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

     (i)     its or any Material Subsidiary's certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or
             understanding with any person holding an ownership interest in any
             Material Subsidiary;

     (ii)    any law, regulation, order, judgment or decree; or

     (iii)   any contract, agreement, license, franchise or permit to which
             Acetex or any Material Subsidiary is bound or is subject or is the beneficiary;

(b)  give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(c)  result in the imposition of any Encumbrance, charge or lien upon any of its assets or the assets of any Material Subsidiary, or restrict, hinder, impair or limit the ability of Acetex or any Material Subsidiary to carry on the business of Acetex or any Material Subsidiary as and where it is now being carried on or as and where it may be carried on in the future;

which would individually or in the aggregate have a material adverse effect on
Acetex or materially impair the ability of Acetex to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.

4.   ABSENCE OF CHANGES.

         Since December 31, 2002, and except as has been previously disclosed in writing to AT Plastics or has been publicly disclosed prior to the date hereof in any document filed with the Alberta Securities Commission (the "Securities
Authorities") (i) Acetex has conducted its business only in the ordinary and regular course of business consistent with past practice, (ii) other than in the ordinary and regular course of business consistent with past practice, no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which would individually or in the aggregate be material to Acetex or which materially and adversely affects the ability of Acetex to consummate the transactions contemplated hereby have been incurred, (iii) there has not been any material change, as defined under the Securities Act (Alberta), in the affairs of Acetex or in the financial condition, results of operations or business of Acetex and (iv) as of the execution hereof, there are no material change reports filed with the Securities Authorities which remain confidential.

5.   EMPLOYMENT AGREEMENTS.

(a)  Other than as disclosed in writing to AT Plastics on or prior to the date hereof, or except as set forth in the proxy circular prepared in connection with the Annual General Meeting of Acetex held on May 24, 2003, neither
     Acetex nor any Material Subsidiary is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any senior executive.

(b)  Other than as disclosed in writing to AT Plastics on or prior to the date hereof, neither Acetex nor any Material Subsidiary is a party to any collective bargaining agreement nor

     subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or threatened strikes or lockouts at either Acetex or any Material Subsidiary that would individually or in the aggregate have a material adverse effect on Acetex.

(c)  Other than as disclosed in writing to AT Plastics on or prior to the date hereof, neither Acetex nor any Material Subsidiary is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to its employees or independent contractors (including any termination of such persons) other than those claims or such litigation as would individually or in the aggregate not have a material adverse effect on Acetex.

(d)  Other than as disclosed in writing to AT Plastics on or prior to the date hereof or as are not material, Acetex and all Material Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers'
     compensation, human rights and labour relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the areas listed herein other than where the failure to so operate or such proceedings which, individually or in the aggregate would not have a material adverse effect on Acetex.

6.   DISCLOSURE.

         Acetex has publicly disclosed in documents filed with the Securities
Authorities or disclosed to AT Plastics in writing, on or prior to the date hereof, any information regarding any event, circumstance or action taken or failed to be taken which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on Acetex or materially and adversely affects the ability of Acetex to consummate the transactions contemplated hereby.

7.   FINANCIAL STATEMENTS.

         Except as disclosed in writing to AT Plastics on or prior to the date hereto, the audited consolidated balance sheet and related consolidated statements of income, retained income and cash flows of Acetex, for the fiscal years ended December 31, 2002 and 2001 and the unaudited interim consolidated financial statements of Acetex for the periods ended March 31, 2003, were prepared in accordance with generally accepted accounting principles in Canada consistently applied (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Acetex's independent accountants or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present the consolidated financial condition of Acetex at the respective dates indicated and the results of operations of Acetex (on a consolidated basis) for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

8.   BOOKS AND RECORDS.

         The corporate records and minute books of Acetex and the Material
Subsidiaries have been maintained substantially in accordance with all applicable Laws and are complete and accurate in all material respects.

9.   LITIGATION, ETC.

         Except as set forth or specifically reflected in any document filed with the Securities Authorities, or as disclosed in writing to AT Plastics on or prior to the date hereof, there is no claim, action, proceeding or investigation pending or, to the knowledge of Acetex, threatened against or relating to Acetex or any Material Subsidiary or affecting any of their properties or assets before any court or governmental or regulatory authority or body that, if adversely determined, is likely to have a material adverse effect on Acetex or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Amalgamation, nor is Acetex aware of any basis for any such claim, action, proceeding or investigation. Neither Acetex nor any Material Subsidiary is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have a material adverse effect on Acetex or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Amalgamation.

10.  ENVIRONMENTAL.

         All operations of Acetex and its Material Subsidiaries, have been and are now, in compliance with all Environmental Laws, except where the failure to be in compliance would not, individually or in the aggregate, have a material adverse effect on Acetex. Except as has been disclosed in writing to AT Plastics on or prior to the date hereof, neither Acetex nor any Material Subsidiary is aware of, or is subject to:

(a)  any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any material work, repairs, construction, or expenditures; or

(b)  any demand or notice with respect to the breach of any Environmental Laws applicable to Acetex or any Subsidiary, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of Hazardous Substances;

which individually or in the aggregate would have a material adverse effect on
Acetex.

11.  INSURANCE.

         Policies of insurance in force as of the date hereof naming Acetex as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of Acetex and the Material
Subsidiaries for which, having regard to the nature of such risk and the relative cost of obtaining insurance, it is in the opinion of Acetex reasonable to seek such insurance rather than provide for self insurance. All such policies of insurance shall remain in force and effect (subject to taking into account insurance market conditions and offerings and industry practices) and shall not be cancelled or otherwise terminated as a result of the transactions contemplated hereby or by the Amalgamation other than such cancellations as would not individually or in the aggregate have a material adverse effect on
Acetex.

12.      TAX MATTERS.

(a)  RETURNS FILED AND TAXES PAID. All Returns required to be filed by or on behalf of Acetex or any Material Subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. Except as disclosed in writing by Acetex to AT Plastics on or prior to the date hereof, all Taxes shown to be payable on the
     Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other material amount of Taxes are payable by Acetex or any Material Subsidiaries with respect to items or periods covered by such Returns.

(b)  TAX RESERVES. Acetex has paid or provided adequate accruals in its consolidated financial statements for the year ended December 31, 2002 for
     Taxes assessed, including income taxes and related deferred taxes, in conformity with generally accepted accounting principles applicable in
     Canada.

(c)  TAX DEFICIENCIES; AUDITS. Except as has been disclosed in writing to AT
     Plastics, no deficiencies exist or have been asserted with respect to Taxes of Acetex or any Material Subsidiary, neither Acetex nor any Material
     Subsidiary is a Party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against
     Acetex or any Material Subsidiary or any of their respective assets, except where such deficiencies, actions or proceedings are not material to Acetex or the Amalgamation.

13.  PENSION AND EMPLOYEE BENEFITS.

(a)  Other than as disclosed in writing to AT Plastics on or prior to the date hereof, Acetex has complied, in all material respects, with all the terms of and all applicable Laws in respect of the pension and other employee compensation and benefit obligations of Acetex and its Material
     Subsidiaries, including the terms of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Acetex or any of its Material Subsidiaries (collectively referred to as the "Acetex Plans") and all Acetex Plans are fully funded and in good standing with such regulatory authorities as may be applicable.

(b)  No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Acetex Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the Acetex Plans or their assets which individually or in the aggregate would have a material adverse effect on Acetex:

(c)  Other than as disclosed in writing to AT Plastics on or prior to the date hereof, no event has occurred or condition exists with respect to any of the Acetex Plans or relating to any employee of Acetex or a Material
     Subsidiary which, individually or in the aggregate, is reasonably likely to result in a material liability to Acetex.

14.  PROPERTY.

         Acetex and its Material Subsidiaries have good and sufficient title to the real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits or licences from landowners or authorities permitting the use of land by Acetex and its

Material Subsidiaries, necessary to permit the operation of its businesses as presently owned and conducted except as disclosed in writing to the other Party hereto on or prior to the date hereof and except for such failures of title that would, individually or in the aggregate, not have a material adverse effect on
Acetex. All trade marks, trade names, patents and copyrights, both domestic and foreign, used in or required for the proper carrying on of the business of
Acetex and its Material Subsidiaries are validly and beneficially owned by
Acetex or the relevant Material Subsidiary with the sole and exclusive right to use the same and are in good standing and duly registered in all appropriate offices to preserve the right thereof and thereto and the conduct of the Acetex and its Material Subsidiaries does not infringe upon the trade marks, trade names, patents or copyrights, domestic or foreign, of any other person;

15.  REPORTS.

         Acetex has filed with the Securities Authorities, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1997 except for such forms, reports, schedules, statements or other documents which were not material (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any financial statements or schedules included therein, are referred to as the "Acetex Documents"). The Acetex
Documents, at the time filed, (a) did not contain any misrepresentation and (b)
complied in all material respects with the requirements of applicable securities legislation.

16.  COMPLIANCE WITH LAWS.

         Since December 31, 2002, and except as has been publicly disclosed prior to the date hereof in any document filed with the Securities Authorities,
Acetex and its Material Subsidiaries and its Material Subsidiaries have complied with and are not in violation of any applicable Laws other than non-compliance or violations which would not, individually or in the aggregate, have a material adverse effect on Acetex or which would not materially impair the ability of
Acetex to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.

17.  LICENSES, ETC.

         Except as disclosed in writing to AT Plastics on or prior to the date hereof, Acetex and each of its Material Subsidiaries owns, possesses, or has obtained and is in compliance with, all licenses, permits (including permits required under Environmental Laws), certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as now conducted or as proposed to be conducted, the failure to own, possess, obtain or be in compliance with which would not, individually or in the aggregate, have a material adverse effect on Acetex or would not materially impair the ability of Acetex to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.

18.  CERTAIN CONTRACTS.

         Except as disclosed in writing to AT Plastics on or prior to the date hereof, neither Acetex nor any of its Material Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit the manner or the localities in which all or any material portion of the business of Acetex or its Material Subsidiaries is or would be conducted other than such contracts which individually or in the aggregate would not have material portion of the business of Acetex or its
Material Subsidiaries is or would be conducted other than such contracts which individually or in the aggregate would not have a material adverse effect, on
Acetex or would not materially impair the ability of Acetex to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.

19.  REGULATORY MATTERS

         The aggregate value of the assets of Acetex and its Subsidiaries in
Canada does not exceed (Cdn.) $9 million in the aggregate, determined as of
December 31, 2002 and in such manner as is prescribed for purposes of the
Competition Act (Canada); and the gross revenues from sales in, from or into
Canada of Acetex and its Subsidiaries, determined for the year ended December
31, 2002 and in such manner as is prescribed for purposes of the Competition Act
(Canada), do not exceed (Cdn.) $150 million in the aggregate Acetex is a
"Canadian" as that term is defined pursuant to the provisions of the Investment
Canada Act.

20.  ACETEX SUB

         Acetex Sub has no liabilities or obligations other than those arising pursuant to the Agreement and has no assets save for cash of $10.

                                   SCHEDULE C

                  REPRESENTATIONS AND WARRANTIES OF AT PLASTICS

21.  ORGANIZATION.

         Each of AT Plastics and its Material Subsidiaries has been duly incorporated or formed under the Laws of its jurisdiction of incorporation or other organization, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as presently owned and conducted. All of the outstanding shares in the capital of and other ownership interests of its Subsidiaries are validly issued, fully paid and non-assessable and all such shares and other ownership interests owned directly or indirectly by AT Plastics are (except as disclosed in writing to Acetex or pursuant to restrictions on transfer contained in constating documents, rights of first refusal and similar rights restricting transfer contained in shareholder, partnership or joint venture agreements for or pursuant to existing financing arrangements involving Subsidiaries which are not wholly owned): (i)
owned free and clear of all material liens, claims or encumbrances and (ii)
there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in any of its Subsidiaries.

22.  CAPITALIZATION.

         The authorized capital of AT Plastics consists of: (a) an unlimited number of AT Plastics Shares and two classes of preferred shares. As of the date hereof there are 49,935,934 AT Plastics Shares outstanding and no preferred shares outstanding and 4,013,497 AT Plastics Shares were issuable pursuant to outstanding AT Plastics Options. Except as described in the immediately preceding sentence or as disclosed in writing to Acetex and except for: (a)the
AT Plastics Warrants; the compensation arrangement with Arnold Cader; and (c)
the compensation arrangement with certain directors of AT Plastics, there are no options, warrants, conversion privileges or other rights; agreements, arrangements or commitments obligating AT Plastics or any Subsidiary to issue or sell (other than to a wholly-owned Subsidiary of AT Plastics or any of its
Subsidiaries) any shares of AT Plastics or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of AT
Plastics, any Subsidiary or any other person, nor is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of AT
Plastics or the Subsidiary. Except as disclosed in writing to Acetex, there have been no AT Plastics Shares issued since December 31, 2002 other than pursuant to the exercise of stock option entitlements.

23.  AUTHORITY.

         AT Plastics has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by AT Plastics and the consummation by AT Plastics of the transactions contemplated by this Agreement have been duly authorized by the
Board of Directors of AT Plastics and, subject to approval by the AT Plastics
Shareholders, no other corporate proceedings on the part of AT Plastics are necessary to authorize this Agreement or the transactions contemplated hereby.
This Agreement has been duly executed and delivered by AT Plastics and constitutes a valid and binding obligation of AT Plastics, enforceable against
AT Plastics in accordance with its terms subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors' rights generally, to general principles of equity and public policy. Except as disclosed in writing to Acetex on or prior to the date hereof and subject to obtaining all consents and approvals contemplated by this Agreement, the

execution and delivery by AT Plastics of this Agreement and performance by it of its obligations hereunder and the completion of the Amalgamation and the transactions contemplated thereby, will not:

(a)  result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

     (i)     its or any Material Subsidiary's certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or
             understanding with any Person holding an ownership interest in any
             Material Subsidiary;

     (ii)    any law, regulation, order, judgment or decree; or

     (iii)   any contract, agreement, license, franchise or permit to which AT
             Plastics or any Material Subsidiary is bound or is subject or is the beneficiary;

(b)  give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(c)  result in the imposition of any Encumbrance, charge or lien upon any of its assets or the assets of any Material Subsidiary, or restrict, hinder, impair or limit the ability of AT Plastics or any Material Subsidiary to carry on the business of AT Plastics or any Material Subsidiary as and where it is now being carried on or as and where it may be carried on in the future;

which would individually or in the aggregate have a material adverse effect on
AT Plastics or materially impair the ability of AT Plastics to perform its obligations hereunder or materially delay the consummation of the transactions contemplated hereby.

24.  ABSENCE OF CHANGES.

         Since December 31, 2002, and except as has been previously disclosed in writing to Acetex or has been publicly disclosed prior to the date hereof in any document filed with the Alberta Securities Commission (the "Securities
Authorities") (i) AT Plastics has conducted its business only in the ordinary and regular course of business consistent with past practice, (ii) other than in the ordinary and regular course of business consistent with past practice, no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which would individually or in the aggregate be material to AT
Plastics or which materially and adversely affects the ability of AT Plastics to consummate the transactions contemplated hereby have been incurred, (iii) there has not been any material change, as defined under the Securities Act (Alberta), in the affairs of AT Plastics or in the financial condition, results of operations or business of AT Plastics and (iv) as of the execution hereof, there are no material change reports filed with the Securities Authorities which remain confidential.

25.  EMPLOYMENT AGREEMENTS.

(a)  Except as disclosed in writing to Acetex on or prior to the date hereof, or except as set forth in the proxy circular prepared in connection with the
     Annual General Meeting of AT Plastics held on May 22, 2003o , neither AT
     Plastics nor any Material Subsidiary is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any senior executive.

(b)  Other than as disclosed in writing to Acetex on or prior to the date hereof, neither AT Plastics nor any Material Subsidiary is a party to any collective bargaining agreement nor subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or threatened strikes or lockouts at either AT
     Plastics or any Material Subsidiary that would individually or in the aggregate have a material adverse effect on AT Plastics.

(c)  Other than as disclosed in writing to Acetex on or prior to the date hereof, neither AT Plastics nor any Material Subsidiary is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to its employees or independent contractors (including any termination of such persons) other than those claims or such litigation as would individually or in the aggregate not have a material adverse effect on AT Plastics.

(d)  Other than as disclosed in writing to Acetex on or prior to the date hereof or as are not material, AT Plastics and all Material Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers'
     compensation, human rights and labour relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the areas listed herein other than where the failure to so operate or such proceedings which, individually or in the aggregate would not have a material adverse effect on AT Plastics.

26.  DISCLOSURE.

         AT Plastics has publicly disclosed in documents filed with the
Securities Authorities or disclosed to Acetex in writing, on or prior to the date hereof, any information regarding any event, circumstance or action taken or failed to be taken which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on AT Plastics or materially and adversely affects the ability of AT Plastics to consummate the transactions contemplated hereby.

27.  FINANCIAL STATEMENTS.

         The audited consolidated financial statements of AT Plastics for the fiscal year ended December 31, 2002 and the unaudited interim consolidated financial statements of AT Plastics for the period ended March 31, 2003 were prepared in accordance with generally accepted accounting principles in Canada consistently applied (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of AT Plastics's independent accountants or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present the consolidated financial condition of AT Plastics at the respective dates indicated and the results of operations of AT Plastics (on a consolidated basis)
for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

28.  BOOKS AND RECORDS.

         The corporate records and minute books of AT Plastics and the Material
Subsidiaries have been maintained substantially in accordance with all applicable Laws and are complete and accurate in all material respects.

29.  LITIGATION, ETC.

         Except as set forth or specifically reflected in any document filed with the Securities Authorities, or as disclosed in writing to Acetex on or prior to the date hereof, there is no claim, action, proceeding or investigation pending or, to the knowledge of AT Plastics, threatened against or relating to
AT Plastics or any Material Subsidiary or affecting any of their properties or assets before any court or governmental or regulatory authority or body that, if adversely determined, is likely to have a material adverse effect on AT
Plastics, or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Amalgamation, nor is AT Plastics aware of any basis for any such claim, action, proceeding or investigation. Neither AT
Plastics nor any Material Subsidiary is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have a material adverse effect on AT Plastics or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Amalgamation.

30.  ENVIRONMENTAL.

         All operations of AT Plastics and its Material Subsidiaries, have been and are now, in compliance with all Environmental Laws, except where the failure to be in compliance would, not, individually or in the aggregate, have a material adverse effect on AT Plastics. Except as has been disclosed in, writing to Acetex on or prior to the date hereof, neither AT Plastics nor any Material
Subsidiary is aware of, or is subject to:

(a)  any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any material work, repairs, construction, or expenditures; or

(b)  any demand or notice with respect to the breach of any Environmental Laws applicable to AT Plastics or any Subsidiary, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of Hazardous Substances;

which individually or in the aggregate would have a material adverse effect on
AT Plastics.

31.  INSURANCE.

         Policies of insurance in force as of the date hereof naming AT Plastics as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of AT Plastics and the Material
Subsidiaries for which, having regard to the nature of such risk and the relative costs of obtaining insurance, it is in the opinion of AT Plastics reasonable to seek such insurance rather than provide for self insurance. All such policies of insurance shall remain in force and effect (subject to taking into account insurance market conditions and offerings and industry practices)
and shall not be cancelled or otherwise terminated as a result of the transactions contemplated hereby or by the Amalgamation other than such cancellations as would not individually or in the aggregate have a material adverse effect on AT Plastics.

32.  TAX MATTERS.

(a)  RETURNS FILED AND TAXES PAID. All Returns required to be filed by or on behalf of AT Plastics or any Material Subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. Except as disclosed in writing by AT Plastics to Acetex on or prior to the date hereof, all Taxes shown to be payable on the
     Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other material amount of Taxes are payable by AT Plastics or any Material Subsidiaries with respect to items or periods covered by such Returns.

(b)  TAX RESERVES. AT Plastics has paid or provided adequate accruals in its consolidated financial statements for the year ended December 31, 2002 for
     Taxes assessed, including income taxes and related deferred taxes, in conformity with generally accepted accounting principles applicable in
     Canada.

(c)  TAX DEFICIENCIES; AUDITS. Except as has been disclosed in writing to
     Acetex, no deficiencies exist or have been asserted with respect to Taxes of AT Plastics or any Material Subsidiary, neither AT Plastics nor any
     Material Subsidiary is a Party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against AT Plastics or any Material Subsidiary or any of their respective assets, except where such deficiencies, actions or proceedings are not material to AT Plastics or the Amalgamation.

33.  PENSION AND EMPLOYEE BENEFITS.

(a)  Other than as disclosed in writing to Acetex on or prior to the date hereof, AT Plastics has complied, in all material respects, with all the terms of and all applicable Laws in respect of the pension and other employee compensation and benefit obligations of AT Plastics and its
     Material Subsidiaries, including the terms of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon AT Plastics or any of its Material
     Subsidiaries

     (collectively referred to as the "AT Plastics Plans") and all AT Plastics
     Plans are fully funded and in good standing with such regulatory authorities as may be applicable.

(b)  No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any AT Plastics Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the AT Plastics Plans or their assets which individually or in the aggregate would have a material adverse effect on AT Plastics.

(c)  Other than as disclosed in writing to Acetex on or prior to the date hereof, no event has occurred or condition exists with respect to the AT
     Plastics Plans or relating to any employee of AT Plastics or a Material
     Subsidiary which, individually or in the aggregate, is reasonably likely to result in a material liability to AT Plastics.

34.  PROPERTY.

         AT Plastics and its Material Subsidiaries have good and sufficient title to the real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits or licences from landowners or authorities permitting the use of land by AT
Plastics and its Material Subsidiaries, necessary to permit the operation of its businesses as presently owned and conducted except as disclosed in writing to the other Party hereto on or prior to the date hereof and except for such failures of title that would, individually or in the aggregate, not have a material adverse effect on AT Plastics. All trade marks, trade names, patents and copyrights, both domestic and foreign, used in or required for the proper carrying on of the business of AT Plastics and its Material Subsidiaries are validly and beneficially owned by AT Plastics or the relevant Material
Subsidiary with the sole and exclusive right to use the same and are in good standing and duly registered in all appropriate offices to preserve the right thereof and thereto and the conduct of the AT Plastics and its Material
Subsidiaries does not infringe upon the trade marks, trade names, patents or copyrights, domestic or foreign, of any other person.

35.  REPORTS.

         AT Plastics has filed with the Securities Authorities, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1999 except for such forms, reports, schedules, statements or other documents which were not material (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any financial statements or schedules included therein, are referred to as the "AT Plastics Documents"). The AT
Plastics Documents, at the time filed, (a) did not contain any misrepresentation not subsequently corrected and (b) complied in all material respects with the requirements of applicable securities legislation.

36.  COMPLIANCE WITH LAWS.

         Since December 31, 2002, and except as has been publicly disclosed prior to the date hereof in any document filed with the Securities Authorities,
AT Plastics and its Material Subsidiaries have complied with and are not in violation of any applicable Laws other than non-compliance or violations which would not individually or in the aggregate have a material adverse effect on AT
Plastics or which would not materially impair the ability of AT Plastics to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.

37.  LICENSES, ETC.

         Except as disclosed in writing to Acetex on or prior to the date hereof, AT Plastics and each of its Material Subsidiaries owns, possesses, or has obtained and is in compliance with, all licenses, permits (including permits required under Environmental Laws), certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as now conducted or as proposed to be conducted, the failure to own, possess, obtain or be in compliance with which would not individually or in the aggregate have a material adverse effect on AT Plastics or would not materially impair the ability of AT Plastics to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.

38.  CERTAIN CONTRACTS.

         Except as disclosed in writing to Acetex on or prior to the date hereof, neither AT Plastics nor any of its Material Subsidiaries is a party to or bound by any non-competition agreement or

any other agreement or obligation which purports to limit the manner or the localities in which all or any material portion of the business of AT Plastics or its Material Subsidiaries is or would be conducted other than such contracts which individually or in the aggregate would not have a material adverse effect on AT Plastics or would not materially impair the ability of AT Plastics to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.

                                   SCHEDULE D

                             GOVERNANCE ARRANGEMENTS

39.  TRANSITIONAL

         Between the date hereof and the Effective Date, the Chief Executive
Officers of each of Acetex and AT Plastics shall agree on an organizational structure to be implemented as soon as practicable after the Effective Date and shall agree on the placement of individuals in respect of significant management positions.

         It is the intention of Acetex and AT Plastics that there be a reasonable sharing of employment positions for the combined business operations after the Effective Date; it being understood that determinations in respect of such positions shall be made in a manner consistent with the efficient operation of the combined business operations.

40.  OPTIONS

         AT Plastics and Acetex anticipate that, following the completion of the
Amalgamation; the Board of Directors of Acetex will conduct an assessment of
Acetex's outstanding options. This may result in additional options being granted or in the surrender of options in conjunction with the grant of new options, all in accordance with the terms of the Acetex Option Plan and subject to any required stock exchange and shareholder approvals. All determinations with respect of the foregoing matters described in this paragraph shall be at the discretion of the Board of Directors of Acetex.

                                   SCHEDULE E

ACETEX SUBSTITUTE WARRANTS

(attached)

                                   SCHEDULE F

AT PLASTICS SUPPORT OBLIGATIONS

AT Plastics shall on or before July 10, 2003 prepare and deliver financial statements in U.S. dollars (prepared as a translation of convenience):

(b)  Audited consolidated balance sheets at December 31, 2001 and December 31,
     2002

(c)  Audited consolidated statements of income, retained earnings and cash flows for the twelve month periods ending December 31, 2000, December 31, 2001 and December 31, 2002,

(d)  Unaudited consolidated balance sheets at June 30, 2003 subject to auditors review sufficient for a comfort letter;

(e)  Unaudited consolidated statements of income, retained earnings and cash flows for the six month periods ending June 30, 2002 and June 30, 2003 subject to auditor's review sufficient for a comfort letter;

(f)  All the above statements reconciled to U.S. generally accepted accounting principles as required for Form 20F, item 17 status.

(g)  Actuarial reports with respect to AT Plastics pension plans for funding purposes as at June 30, 2003.

AT Plastics shall provide access to its facilities, employees, executives and consultants as may be reasonably requested by Acetex to allow Acetex to complete its financing arrangements as contemplated by section 6.3(d).